Exhibit 3.1



                   CERTIFICATE OF INCORPORATION
                            AS AMENDED
                                OF

                        MEDI-HUT CO., INC.

      First.       The name of this corporation shall be:

                        Medi-Hut Co., Inc.

      Second. Its registered office in the State of Delaware is to be located at 1013 Centre Road, in the City of Wilmington, County of New Castle, 19805, and its registered agent at such address is The Company Corporation.

      Third.       The purpose or purposes of the corporation shall be:

                   To engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

      Fourth. The total number of shares of stock which this corporation is authorized to issue is:

                   One Hundred Million (100,000,000) shares at a par value of $0.001 each, amounting to One Hundred Thousand Dollars


      Fifth. The name and mailing address of the incorporator is as follows:

                        Debra M. Carll
                        Corporate Agents, Inc.
                        1013 Centre Road
                        Wilmington, DE 19805

      Sixth. The Board of Directors shall have the power to adopt, amend or repeal the by-laws.